SCHEDULE 14A
                              (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION
       Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No. )

Filed by the registrant (X)
Filed by a party other than the registrant ( )

Check the appropriate box:
( ) Preliminary proxy statement
(X) Definitive proxy statement
( ) Definitive additional materials
( ) Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            Gleason Corporation
              (Name of Registrant as Specified in Its Charter)

                             Ralph E. Harper
                (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

(X) No Fee Required.

( ) Fee computed on table below per Exchange Act Rules 14a-
    6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregrate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

( ) Fee paid previously with preliminary materials:

( ) Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid: $125.00

    (2) Form, schedule or registration statement no.:

    (3) Filing party:

    (4) Date filed:

                                   Gleason Corporation
                                   1000 University Avenue
                                   P.O. Box 22970
                                   Rochester, New York 14692-2970



                              March 30, 1998



Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Gleason Corporation to be held on Tuesday, May
5, at the Company's offices at 1000 University Avenue, Rochester, New York. Your Board of Directors looks forward to greeting personally those stockholders able to attend. Enclosed you will find a postcard to be returned to the Company to reserve a seat for you at the Annual Meeting. Stockholders must have a reservation to attend the Annual Meeting.

    At the meeting, you are being asked to elect four directors and to appoint independent auditors.

    It is important that your shares be represented and voted at the Annual Meeting whether or not you plan to attend.
Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience.

          Thank you for your cooperation.

                              On Behalf of the Board of Directors

                              Sincerely,


                              James S. Gleason
                              James S. Gleason
                              Chairman and President

                      GLEASON CORPORATION
         NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS


TO OUR STOCKHOLDERS:

   The Annual Meeting of Stockholders of Gleason Corporation will be held at the Company's offices at 1000 University Avenue, Rochester, New York on Tuesday, May 5, 1998 at 10:00 A.M. for the following purposes:

   (1) To elect three directors for three-year terms, and one director for a one-year term;

   (2) To appoint Ernst & Young LLP as independent auditors for 1998;

   (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.



    The Board of Directors has fixed the close of business on March 12, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.


                                           By Order of the Board of Directors
                                           RALPH E. HARPER, Secretary

Rochester, New York
March 30, 1998

___________________________________________________________________________
Please complete, sign and date the enclosed proxy and return it promptly in the enclosed return envelope, which will require no postage if mailed in the United States.
___________________________________________________________________________

              Gleason Corporation, 1000 University Avenue,
            P.O. Box 22970, Rochester, New York 14692-2970

                           PROXY STATEMENT


    This Proxy Statement is furnished in connection with solicitation of the enclosed proxy on behalf of the Board of Directors of Gleason Corporation in connection with the Annual Meeting of Stockholders of the Company to be held on May 5, 1998.

    The principal executive offices of the Company are located at 1000 University Avenue, Rochester, New York 14692-2970. The approximate date on which this proxy statement and the enclosed proxy are being sent to stockhold-ers is March 30, 1998.

    The close of business on March 12, 1998 has been fixed as the record date for determination of the stockholders entitled to notice of, and to vote at, the meeting. On that date there were outstanding and entitled to vote 10,497,796 shares of Common Stock, each of which is entitled to one vote on each matter at the meeting.

    The enclosed proxy, if properly completed, signed and returned prior to the meeting, will be voted at the meeting in accordance with the choices specified thereon and, if no choices are specified, will be voted for the election as directors of the persons nominated by the Board of Directors, and for the appointment of Ernst & Young LLP as independent auditors for 1998. A stock-holder giving a proxy has the right to revoke it at any time before it has been voted by (i) giving written notice to that effect to the Secretary of the Company, (ii) executing and delivering a proxy bearing a later date which is voted at the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting.


                           ELECTION OF DIRECTORS



    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION
OF THE NOMINEES.


    The Company's Board of Directors is divided into three approximately equal classes, one of which is elected at each Annual Meeting for a term of three years and until their successors have been elected and have qualified. William
P. Montague and Robert L. Smialek were elected by the Board in 1997. Their terms expire this year. In addition, the terms of Martin L. Anderson and John W. Guffey, Jr. expire this year.

    Robert W. Bjork is resigning before completion of his current term and Robert A. Sherman is not standing for re-election as a director. Accordingly, the Board of Directors will consist of nine directors. In order to establish three classes of directors of equal number, the Board of Directors has nominated Martin L. Anderson, John W. Guffey, Jr., and William P. Montague to serve as directors for three-year terms and Robert L. Smialek to serve as a director for a one-year term. The Board of Directors believes that the nominees will be available and able to serve as directors, but, if for any reason any of them should not be, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board of Directors.

    Directors are elected by a plurality of the votes cast by stockholders entitled to vote in the election. Validly submitted proxies indicating abstentions and broker non-votes are counted for quorum purposes but are not counted for or against the election of directors. The Company's by-laws govern the methods for counting votes and, subject thereto, vest this responsibility in the inspectors of election appointed to perform this function.

    The Board of Directors of the Company has an Audit Committee, a Corporate Governance Committee, and an Executive Compensation Committee.

    The members of the Audit Committee are Robert W. Bjork, Chairman, Martin
L. Anderson, J. David Cartwright, John W. Guffey, Jr., Donald D. Lennox and Robert A. Sherman. The Audit Committee is responsible for recommending the outside auditors for the Company subject to approval by the Board and the stockholders, and for evaluating the independence of the auditors. The Committee reviews with the auditors the scope of the audit, their fees, and their comments on accounting procedures and controls including any suggestions they may have relating to the internal controls, accounting practices or procedures of the Company or its subsidiaries. It reviews with management and the auditors the annual financial statements of the Company and any material changes in accounting principles or practices used in preparing the statements, and also reviews procedures for ensuring implementation of recommendations made by the auditors, the status of compliance with laws, regulations and internal procedures, and contingent liabilities and risks that may be material to the Company. In 1997 this Committee held two meetings.

    The members of the Corporate Governance Committee (formerly the Nominating Committee) are Donald D. Lennox, Chairman, Martin L. Anderson, Julian W. Atwater, Robert W. Bjork, J. David Cartwright, John W. Guffey, Jr. and Robert A. Sherman. The Corporate Governance Committee is responsible for making recommendations to the Board concerning the appropriate size and composition of the Board, reviews candidates recommended by stockholders, conducts searches for candidates for Board membership, and recommends candidates to fill new positions or vacancies on the Board. The Committee also reviews possible conflicts of interest of directors, makes recommend-ations regarding the functions and members of committees of the Board, compensation of directors, and conduct of Board meetings.

    In addition, the Committee periodically reviews the Company's Corporate Governance Principles, evaluates the performance of the Chairman and Chief Executive Officer of the Company, and reviews with the Chief Executive Officer the management development and succession plans relating to officer positions of the Company. This Committee held two meetings in 1997.

    The members of the Executive Compensation Committee are Robert A. Sherman, Chairman, Martin L. Anderson, Julian W. Atwater, J. David Cartwright, John W. Guffey, Jr. and Donald D. Lennox. The Executive Compensation Committee is responsible for approving the compensation of the Chairman and Chief Executive Officer, and approving the compensation of other elected officers of the Company. It also adopts compensation plans, other than those providing for the issuance of stock, authorizes executive employment arrangements, makes grants of options and restricted stock pursuant to the 1992 Stock Plan, and otherwise oversees administration of the Company's incentive compensation plans. It is also responsible for preparation of the annual Executive Compensation Report for the proxy statement. This Committee held three meetings in 1997.

    Directors who are employees of the Company receive no additional compensation for service as directors. Directors who are not employees of the Company receive an annual fee of $15,000 plus $1,000 for each Board or Committee meeting attended. Committee chairmen receive an additional fee of $300 for each Committee meeting which they chair. Each director is required to defer at least fifty percent (50%) of all directors' fees earned into the Stock Account of the Company Plan for Deferral of Directors' Fees. This Plan provides that deferred fees are credited to a hypothetical Stock Account as if used to purchase shares of the Company's Common Stock. The Plan also permits deferral of fees that are not applied to the Stock Account into an account that earns interest at the prime rate. Under the Company's 1992
Stock Plan, each year each director who is not an employee of the Company receives an option to purchase 6,000 shares of the Company's Common Stock. These options are exercisable at the fair market value per share on the date of the grant and are fully exercisable six months after the date of the grant for a term expiring ten years from the date of grant, subject to earlier expiration if the grantee ceases to serve as a director.

    During 1997 the Board of Directors held eight meetings. In 1997 all the directors attended at least 75% of the total number of meetings of the Board of Directors and of Board committees on which they served.

    The following table sets forth information about the nominees and those directors whose terms of office will continue after the Annual Meeting.


                                        Principal Occupations and
                  Director  Term        Other Directorships
Name and Age      Since     Expires     Held in Public Companies

Nominees:

Martin L.         1995      1998        Director of Supply Chain Programs,
 Anderson (49)                          Babson College since 1996; Affiliate
                                        Director of the International Motor
                                        Vehicle Program, Massachusetts
                                        Institute of Technology since 1996;
                                        prior thereto Associate Director of
                                        that program (1993-1996)

John W.           1995      1998        Chairman and Chief Executive Officer
 Guffey, Jr. (60)                       of Coltec Industries Inc., a
                                        diversified manufacturing company
                                        primarily serving the aerospace and
                                        general industrial markets, since
                                        1995; prior thereto President and
                                        Chief Operating Officer of Coltec
                                        Industries Inc.

William P.        1997      1998        President of Mark IV Industries
 Montague (51)                          Inc., whose core technologies
                                        include power transmission, fluid
                                        transfer and filtration systems, and
                                        components for global industrial and
                                        automotive markets, since 1996; prior
                                        thereto Executive Vice President and
                                        Chief Financial Officer of Mark IV;
                                        Director: Mark IV Industries, Inc.
                                        and Gibraltar Steel Corporation


Robert L.         1997     1998         Chairman, President, and Chief
 Smialek (53)                           Executive Officer of Insilco
                                        Corporation, a diversified manufact-
                                        urer of industrial and specialty
                                        consumer products; Director:
                                        Thermalex, Inc. and General Cable
                                        Corp.


                                        Principal Occupations and
                  Director Term         Other Directorships
Name and Age      Since    Expires      Held in Public Companies

Other Directors:

Julian W.         1976      1999        Julian W. Atwater, P.C. is a
 Atwater (66)                           partner in Nixon, Hargrave, Devans
                                        & Doyle LLP, attorneys

Donald D.         1987      1999        Former Chairman of International
 Lennox (79)                            Imaging Materials, Inc., a manu-
                                        facturer of thermal transfer ribbons
                                        for office equipment (1990-1997);
                                        prior thereto Chairman and Chief
                                        Executive Officer of Schlegel
                                        Corporation; prior thereto
                                        Chairman, President and Chief
                                        Executive Officer of Navistar
                                        International Corporation

David J.          1997      2000        Executive Vice President of the
 Burns (43)                             Company since August 1995; prior
                                        thereto Vice President - Machine
                                        Products Group of the Company
                                        (1992-1995)

J. David          1993      2000        President of Cooper Hand Tools,
 Cartwright (59)                        a division of Cooper Industries, Inc.,
                                        a diversified, worldwide manufacturer
                                        of electrical products, tools and
                                        hardware, and automotive products,
                                        since 1994; prior thereto President,
                                        Champion Spark Plug Company, a
                                        division of Cooper Industries, Inc.,
                                        (1992-1994)

James S.          1965      2000        Chairman, President and Chief
 Gleason (63)                           Executive Officer of the Company


                            AUDITORS


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
APPOINTMENT OF ERNST & YOUNG LLP.


     The Board of Directors has recommended that Ernst & Young LLP be appointed as auditors of the Company for 1998. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.


                         STOCK OWNERSHIP

     The following table sets forth information, based upon reports filed by such persons with the Securities and Exchange Commission, with respect to the persons believed by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock.


                                   Number of     Percent
Name and Address                    Shares       of Class

Gleason Foundation                  864,746<F1>     8.2%
  1000 University Avenue
  Rochester, New York  14692

Dimensional Fund Advisors, Inc.     720,400<F2>     6.9%
  1299 Ocean Avenue, Suite 650
  Santa Monica, California  90401

  <F1> Sole dispositive and voting powers.  See also Note 6 to the following table.

  <F2> Sole dispositive and, with respect to 387,000 shares, sole voting power. Officers of Dimensional Fund Advisors Inc. vote an additional 99,800 shares as officers of the DFA Investment Trust Company and an additional 233,600 shares as officers of DFA Investment Dimensions Group Inc.

    The following table sets forth information, as of March 1, 1998, with respect to the beneficial ownership of the Company's Common Stock by (a) each of the directors of the Company, (b) the Company's Chief Executive Officer and its four other most highly compensated executive officers as of December 31, 1997, and (c) all directors and executive officers of the Company as a group.


                          Number of Shares            Percent
     Name                 of Common Stock <F1>        of Class

Martin L. Anderson            14,580<F2><F3>               *
Julian W. Atwater             31,399<F2><F3>               *
Robert W. Bjork               30,355<F2><F3>               *
J. David Cartwright           20,433<F2><F3>               *
John W. Guffey, Jr.           18,499<F2><F3>               *
Donald D. Lennox              41,476<F2><F3>               *
William P. Montague            4,863<F3>                   *
Robert A. Sherman             44,304<F2><F3>               *
Robert L. Smialek              2,824<F3>                   *
James S. Gleason             438,889<F2><F4><F5>           4.1%
David J. Burns                73,209<F2><F5>               *
Ralph E. Harper               46,963<F2><F5>               *
John B. Kodweis               58,762<F2><F5>               *
John J. Perrotti              51,557<F2><F5>               *

All directors and          1,754,063<F2><F3><F4><F5><F6>   15.8%
executive officers as
a group (15 persons)
______________________


   *   Less than 1% of the outstanding shares of Common Stock.


 <F1>  Except as indicated in Notes 2 and 3, for all shares
       listed the person possesses sole voting power and, except as indicated in Notes 3, 4 and 5, sole investment power.

 <F2>  Includes stock options which are exercisable prior to May 1,
       1998: Messrs. Anderson, Atwater, Bjork, Cartwright, Guffey, Lennox, Gleason, Burns, Harper, Kodweis and Perrotti - 10,000, 24,000, 24,000, 12,000, 10,000, 14,000, 266,800, 56,780, 32,500,
       38,000 and 39,000 shares respectively; and all directors and executive officers as a group - 535,080 shares.

 <F3>  Includes 4,580, 2,399, 2,355, 8,433, 4,499, 15,438, 863,
       21,894 and 824 hypothetical shares (without voting power) credited to the accounts of Messrs. Anderson, Atwater, Bjork, Cartwright, Guffey, Lennox, Montague, Sherman and Smialek, respectively, pursuant to the Directors Fees Deferral Plan.

 <F4>  Includes 65,710 shares held in a trust of which Mr.
       Gleason is an income beneficiary, the trustee of which has agreed to vote and dispose of the shares only as specified by him.

 <F5>  Includes the following number of shares which at March 1,
       1998 were subject to restrictions on disposition:
       Messrs. Gleason, Burns, Harper, Kodweis and Perrotti -
       16,534, 9,004, 1,549, 5,298 and 9,687 shares
       respectively; and all directors and executive officers as a group - 45,126 shares.

 <F6>  Includes 864,746 shares owned by Gleason Foundation, a not-for-profit corporation, of which Messrs. Gleason, Harper and Kodweis are directors and/or officers. The stockholdings of this entity are not included above in those individuals' stockholdings.





               COMPENSATION OF EXECUTIVE OFFICERS

             EXECUTIVE COMPENSATION COMMITTEE REPORT

Principles of Executive Compensation

    The Company's Executive Compensation policy, which applies to the CEO and all other executive officers, is intended to align executive compensation with the long-term interests of Company stockholders. In applying this policy the Executive Compensation Committee of the Board of Directors (the
"Committee") has followed a program to:

  * Establish salary and bonus opportunities to attract, motivate and retain executive talent necessary for the long-term success of the Company.

  * Integrate cash and equity based compensation so as to reward executives for performance that enhances the long-term value of stockholder equity.

Executive Compensation Program

   The program consists of both cash and equity based compensation.  Cash compensation consists of a base salary and an opportunity for an annual bonus under the Annual Management Incentive Compensation Plan ("AMICP"). The
Company participates in compensation surveys both on a regional and national level, and retains Ernst & Young LLP to help insure that the Company's execu-
tive compensation program is competitive within its industry and size.   The
Committee determines salary ranges for key executives, and reviews, at least annually, the performance of executive officers and approves any adjustment in their base compensation.  In addition, the Committee annually considers awards under the AMICP.  Eligibility for a bonus award is determined by the
Company's and the executive's business unit's (if applicable) return achieved on operating capital versus a targeted return, and by the executive's personal performance.  The targeted return on operating capital is based on the
Company's weighted average cost of capital as calculated each year and approved by the Committee.

   Long-term incentives are provided through the Company's 1992 Stock Plan.
Under the Plan, the Committee has the authority to determine the individuals to whom stock options and shares of restricted stock are awarded, the number of shares awarded, and the terms of the grant. Option grants are based on industry comparisons and position levels. Awards under the Plan facilitate aligning the long-range interests of executive officers with those of stock-holders by providing executive officers an opportunity to have a financial stake in the Company that should increase as stock prices reflect improved
Company performance.



Chief Executive Officer Compensation

    The Committee met in December 1996 to determine Mr. Gleason's compen-sation for 1997. It took note of the continued improvement in the Company's sales and financial performance in 1996, reflecting accelerated development of new products and continuing improved productivity in manufacturing and over-head operations, as well as greater strength in markets the Company serves.
In view of these and other factors, the Committee increased Mr. Gleason's base salary by $40,000 for 1997 to $370,000. The Committee also approved a sec-ond increase to $400,000 if and when the Pfauter acquisition was consummated.
That increase was effective August 1, 1997.

    In December 1997, the Committee granted Mr. Gleason stock options to purchase 25,000 shares.

    In February 1998, the Committee met to consider bonus awards for 1997 under the AMICP. Awards of $246,009 and 1,710 shares of restricted stock were made to Mr. Gleason as a result of the amount by which the Company exceeded the threshold targeted financial returns under the Plan in 1997.



                EXECUTIVE COMPENSATION COMMITTEE
                   Robert A. Sherman, Chairman
                       Martin L. Anderson
                        Julian W. Atwater
                       J. David Cartwright
                       John W. Guffey, Jr.
                        Donald D. Lennox





Stock Ownership Guidelines

    The Company's Board of Directors has adopted guidelines for the minimum value of Company Common Stock that key employees, including executive offi-cers, are expected to hold. The minimum value established for each individual is a multiple of the mid-point of his or her salary grade. The multiple varies depending upon the individual's position with the Company, being higher the more senior the position. It is highest for the Chief Executive Officer at four times base salary. The Company expects the guidelines to be met no later than December 2003 by all current covered executives and within five years after hire or promotion for all new executives covered by them. The
Company also expects executives to make continued progress each year towards reaching their stock ownership guidelines.

    The guidelines are not intended to prevent executives from selling stock that they currently own or receive pursuant to a stock option or other compensation program, provided that such sales are not inconsistent with the ownership levels called for by the guidelines, and it is expected that they will periodically sell shares based on tax, estate planning and other personal considerations.




STOCK PERFORMANCE GRAPH


     The graph below compares cumulative total return on the Company's Common
Stock, a major market index and a peer group index over the last five fiscal years. The comparison assumes $100 was invested on January 1, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.



                               GLEASON CORPORATION

                 Comparison of Five Year Cumulative Total Return
            vs. S&P Small Cap 600 and 7-Company Peer Group Index <F1>
                             Value of Investment ($)

Company/Index Name        12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97

Gleason Corporation            100     102.06     102.49     230.38     237.11     391.58
S&P Small Cap 600 Index        100     118.79     113.12     147.01     178.35     223.98
Peer Group Index<F1>           100     121.76     129.07     157.39     138.91     162.21

<F1> Includes Bridgeport Machines, Inc., Brown & Sharpe Manufacturing Company,
     Cincinnati Milacron Inc., DeVlieg-Bullard, Inc., Hardinge Brothers Inc., Hurco Companies, Inc., and Monarch Machine Tool Company. Giddings & Lewis, Inc. has been removed from the peer group index since it was acquired in 1997 and is no longer publicly traded.

                           SUMMARY COMPENSATION TABLE

    Set forth below is certain compensation information for executive officers of the Company.


                                                                Long-Term
                         Annual Compensation                  Compensation

                                                           Securities
                                               Restricted  Underlying   All Other
Name and                                       Stock       Options/     Compensa-
Principal                 Salary    Bonus      Awards<F1>  SARS<F2>     tion<F8>
Position          Year      ($)      ($)        ($)          (#)           ($)

James S.          1997    389,273   246,009     51,621<F3> 25,000       15,806
Gleason           1996    334,274   188,120         -      32,000       14,450
President and     1995    308,733    63,168         -      24,000       13,930
Chief
Executive
Officer

David J.          1997    220,002   129,209     27,169<F4> 12,000        8,643
Burns             1996    175,008    99,723         -      20,000        8,037
Executive         1995    138,338    33,466     48,750     14,000        7,234
Vice President

John J.           1997    182,508   111,360     23,395<F5> 10,000        8,347
Perrotti          1996    141,250    86,318     16,500     14,000        7,768
Vice President    1995    111,250    25,350         -      10,000        5,771
- Finance and
Treasurer

Ralph E.          1997    160,203    85,075     17,811<F6>  8,000       11,271
Harper            1996    135,716    66,531         -       7,000       10,364
Vice President    1995    127,836    22,350         -       5,000        9,086
and Secretary

John B.           1997    150,400    85,075     17,811<F7>  8,000        9,962
Kodweis           1996    135,907    66,531         -       7,000        9,336
Vice President -  1995    126,417    22,350     13,000      5,000        7,406
Administration
and Human
Resources

<F1>  Holders of restricted stock are entitled to vote and receive dividends thereon.

<F2>  1996 and 1995 have been adjusted to reflect the 1997 two-for-one (2-for-
      1) stock split.

<F3>  Mr. Gleason held an aggregate of 16,534 shares of restricted stock valued, using the December 31, 1997 closing price, at $445,385. The 1997 award was 1,710 shares, 855 of which become unrestricted on each anniversary of the award.

<F4>  Mr. Burns held an aggregate of 9,004 shares of restricted stock valued, using the December 31, 1997 closing price, at $242,545. The 1997 award was 900 shares, 450 of which become unrestricted on each anniversary of the award. The 1995 award was 3,000 shares, 120 of which become unrestricted on each anniversary of the award.

<F5>  Mr. Perrotti held an aggregate of 9,687 shares of restricted stock valued, using the December 31, 1997 closing price, at $260,944. The 1997 award was 775 shares, 387 of which become unrestricted on the first anniversary of the award and 388 of which become unrestricted on the second anniversary of the award. The 1996 award was 1,000 shares, 34 of which become unrestricted on each anniversary of the award.

<F6>  Mr. Harper held an aggregate of 1,549 shares of restricted stock valued, using the December 31, 1997 closing price, at $41,726. The 1997 award was 590 shares, 295 of which become unrestricted on each anniversary of the award.

<F7>  Mr. Kodweis held an aggregate of 5,298 shares of restricted stock valued, using the December 31, 1997 closing price, at $142,715. The 1997 award was 590 shares, 295 of which become unrestricted on each anniversary of the award. The 1995 award was 800 shares which became unrestricted on the second anniversary of the award.

<F8>  Includes for 1997: $6,400 in defined contribution retirement plan awards and $1,600 in contributions to the Company's 401(k) plan for each of the executives named in the Summary Compensation Table and $7,806, $643, $347, $3,271 and $1,962 in group term life insurance premiums for Messrs. Gleason, Burns, Perrotti, Harper and Kodweis, respectively.



                     STOCK OPTION GRANTS IN LAST FISCAL YEAR
                                                                    Potential Realizable
                   Securities                Exercise               Value at Assumed
                   Underlying    % of Total  or Base                Annual Rate of Stock
                   Options       Options     Price                  Price Appreciation for
                   Granted<F1>   Granted to  ($ per   Expiration    Option Term<F2>
Name                 (#)         Employees   Share)   Date             5%($)        10%($)
James S. Gleason   25,000         25.5       26.03    12/8/07        409,273       1,037,178

David J. Burns     12,000         12.2       26.03    12/8/07        196,451         497,845

John J. Perrotti   10,000         10.2       26.03    12/8/07        163,709         414,871

John B. Kodweis     8,000          8.2       26.03    12/8/07        130,967         331,897

Ralph E. Harper     8,000          8.2       26.03    12/8/07        130,967         331,897

All Employees      98,000        100.0                             1,604,349       4,065,737

All Stockholders                                                 170,663,938     432,495,928

All Employee Gains
as % of all
Stockholder Gains                                                       .94%            .94%


<F1> All options are exercisable at market value (average of high and low stock prices for the Company's Common Stock) at the date of grant. The exercise price may be paid by cash or by delivery of shares of the Company's Common Stock already owned by the executive officer.

<F2> Gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. These hypothetical rates are specified by the Securities and Exchange Commission for illustrative purposes and are not intended as a forecast of future appreciation in the Company's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the optionholders' continued employment through the term of the option.

                  OPTION EXERCISES IN LAST FISCAL YEAR AND
                             YEAR END OPTION VALUES

                                               Number of Securities
                         Aggregate             Underlying Unexercised     Value of Unexercised
                         Option                Options at Fiscal          In-The-Money Options
                         Exercises             Year End                   at Fiscal Year End<F2>
                                                        (#)                       ($)
                   Shares
                   Acquired      Value
                   On Exercise   Realized<F1>
    Name               (#)         ($)        Exercisable  Unexercisable Exercisable Unexercisable

James S. Gleason      5,200         98,150     296,600        25,000      5,293,252      22,656

David J. Burns        9,242        154,247      56,780        12,000        818,860      10,875

John J. Perrotti          0              0      39,000        10,000        557,250       9,063

John B. Kodweis       8,000        126,906      50,000         8,000        858,684       7,250

Ralph E. Harper       4,000         57,937      41,000         8,000        696,310       7,250



<F1> Based on the difference between the option exercise prices and the average prices in New York Stock Exchange composite transactions of the Company's Common Stock on the dates of exercise.

<F2> Based on the difference between the option exercise prices and $26.9375 per share, the closing price in New York Stock Exchange composite transactions of the Company's Common Stock on December 31, 1997.

              PENSION PLAN AND EXECUTIVE AGREEMENTS



    To enhance its ability to attract key employees whose retirement benefits would be limited by their length of service, the Company has adopted a Supplemental Retirement Plan ("SRP"), an unfunded defined benefit plan which, when combined with benefits from other Company retirement plans in which participants participate, social security benefits and certain other sources of retirement income, provides participants a minimum level of total retire-ment income, up to a maximum of 55% of final average earnings. Also, the SRP supplements the pension benefits of SRP participants by direct payment of amounts by which the participant's benefits under the Retirement Plan are limited by the Internal Revenue Code. Under the SRP, final average earnings are the participant's average annual compensation (including annual incentive but not long-term incentive pay) for the three years such compensation was greatest in the five years preceding retirement. SRP participants, who include all the persons named in the preceding Summary Compensation Table, are selected by the Executive Compensation Committee of the Board of Directors. The following table illustrates the annual retirement benefits payable under the SRP, together with the other retirement plans in which executive officers participate, without regard to the Internal Revenue Code limitations, calcu-lated on a single life annuity basis. These hypothetical benefit amounts are reduced by certain other sources of retirement income, including reductions for social security benefits, other retirement income payable to the employee by prior employers and employer contributions to the employee's account in the Company's Savings Plan that apply to the SRP.


Final       10 years      20 years      30 years     40 years
Average     of Credited   of Credited   of Credited  of Credited
Earnings    Service       Service       Service      Service
$200,000    $ 60,000      $ 80,000      $100,000     $110,000

$250,000    $ 75,000      $100,000      $125,000     $137,500

$300,000    $ 90,000      $120,000      $150,000     $165,000

$350,000    $105,000      $140,000      $175,000     $192,500

$400,000    $120,000      $160,000      $200,000     $220,000

$500,000    $150,000      $200,000      $250,000     $275,000

$600,000    $180,000      $240,000      $300,000     $330,000

$700,000    $210,000      $280,000      $350,000     $385,000


NOTE: As of December 31, 1997, the number of credited full years of service for those persons named in the preceding compensation table are as follows: Mr.
          Gleason: 38; Mr. Burns: 19; Mr. Perrotti: 11; Mr.
          Harper: 25; and Mr. Kodweis: 18.

    The Company has entered into agreements with each of the executives named in the Summary Compensation Table providing for severance benefits under certain circumstances ("Executive Agreements"). The terms "change in control," "cause," "disability" and "good reason" are used in the following description as defined in the Executive Agreements. If, while there is pending or within two years after a change in control, the Company terminates the executive's employment other than for cause or due to death or disability, or if the executive terminates his employment for good reason, the executive is entitled to receive: (1) salary through the termination date; (2) normal severance pay plus a cash payment of two times his highest annual compensation (including base salary and incentive compensation) for the three preceding years; (3) a cash payment to compensate for the additional pension benefits he would have received had he remained employed by the Company for two additional years; (4) a cash payment equal to two times the annual cost of his employee benefits, other than retirement and stock option plans; and (5) a cash payment of the present value of his accrued benefit under SRP, including credit for two additional years of service. Payments are limited to an amount which will not be subject to the excise tax imposed by Sections 2806 and 4999 of the Internal Revenue Code.



       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As indicated previously, the members of the Executive Compensation Committee are Robert A. Sherman, Chairman, Martin L. Anderson, Julian W. Atwater, J. David Cartwright, John W. Guffey, Jr. and Donald D. Lennox. Julian W. Atwater, P.C. is a partner in the law firm of Nixon, Hargrave, Devans & Doyle LLP, the Company's principal outside counsel.



         SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    In 1997 Robert L. Smialek was late in filing a single report of Company common stock ownership with the Securities and Exchange Commission.

                       PROPOSALS OF STOCKHOLDERS

    In order to be eligible for inclusion in the Company's proxy statement and form of proxy for next year's Annual Meeting, stockholder proposals that action be taken at the meeting must be received at the Company's principal executive offices by November 30, 1998.


                            OTHER MATTERS

     The Board of Directors of the Company knows of no other matters to be presented at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

     The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, some officers and employees of the Company may, without extra compensation, solicit proxies personally or by telephone or telegraph and the Company will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners and will reimburse their expenses.


          STOCKHOLDERS MAY RECEIVE A COPY OF THE COMPANY'S ANNUAL
REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE ON REQUEST TO THE SECRETARY, GLEASON CORPORATION, P.O. BOX 22970, ROCHESTER, NEW YORK 14692-2970.



March 30, 1998

                       GLEASON CORPORATION

                              PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoints James S. Gleason and Ralph E. Harper, and either of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of Gleason Corporation to be held on May 5, 1998, and at any adjournment or adjournments thereof, with all the power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting, hereby revoking any earlier proxy for said meeting.

                 (To be Signed on Reverse Side)

    The Board of Directors recommends a vote FOR the Election of Directors and FOR Proposal (2).


1.   ELECTION OF DIRECTORS.

          ( )  FOR

          ( )  WITHHELD


      Nominees:
         For three-year terms:
              Martin L. Anderson
              John W. Guffey, Jr.
              William P. Montague

         For a one-year term:
              Robert L. Smialek

      FOR, except vote withheld from the following nominee(s):

      ____________________________________________________


2.   PROPOSAL TO APPOINT ERNST & YOUNG LLP AS INDEPENDENT
     AUDITORS FOR 1998.

     ( )  FOR   ( ) AGAINST    ( )  ABSTAIN


3. In accordance with their judgment in connection with the transaction of such other business, if any, as may properly come before the meeting.

IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY
SHALL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL (2).

_______________________________________________________________
PLEASE COMPLETE, DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE


Signature(s) __________________________   Date _____________,1998
NOTE: Name of stockholder should be signed exactly as it appears on this proxy. When shares are held jointly, both should sign.